Exhibit 10.11

TOTAL LEASE AGREEMENT FOR MINERAL RIGHTS UNDER SUSPENSIVE CONDITION

By this private instrument, and in the best legal form, the Parties designated below and duly qualified, namely,

on the one hand, as Lessor,

MINERAÇÃO ALTO DA SERRA DE ANDRADAS LTDA., a limited liability company headquartered in the municipality of Andradas, Minas Gerais, at Fazenda Lagoinha, s/n, Bairro Campestrinho, ZIP CODE 37795-000, registered with the CNPJ under No. 07.346.404/0001-80, email: , hereby represented in accordance with its Articles of Association, by its Administrators, Mr. José Maurício Fonseca Franco, Brazilian, married, businessman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , and Ms. Nilse A a ecida F anco, Brazilian, married, businesswoman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , hereinafter referred to as “Alto da Serra” or “Lessor”, interchangeably;

and, on the other hand, as Lessee,

ALP ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA., a limited liability company headquartered in the capital of the State of São Paulo, at Rua Professor José Leite e Oiticica, n.° 530, Vila Gerti udes; ZIP Code 04705-080, registered with the CNPJ under No. 43.093.229/0001-20, email: , herein represented by its Articles of Incorporation, by its Administrator, Mr. João Paulo Agapito da Veiga, Brazilian, single, businessman, holder of Identity Card No. , issued by DETRAN-RJ, registered with the CPF under No. , resident and domiciled in , with business address in the Capital of the State of São Paulo, at Rua Professor José Leite e Oiticica, no. 530, Vila Gertrudes, CEP 04705-080, hereinafter referred to as "Alpha” or “Lessee”, interchangeably;

also appearing as consenting intervening parties,

JOSÉ MAURÍCIO FONSECA FRANCO, as above, email: ; and

NILSE APARECIDA FRANCO ARMANI, Brazilian, married, businesswoman, holder of Identity Card No. , registered with the CPF under No. ,resident and domiciled in , email: ;

whereas the Lessor is the sole and legitimate holder of the Mining Right that is the subject of the administrative proceeding registered with the National Mining Agency (the “ANM”) under No. 804.059/1971, with Mining Concession Ordinance No. 82.928, published in the Federal Official Gazette (DOU) on December 22, 1978 (the “Mining Concession Ordinance”), for clay, bauxite, and leucite minerals, in an area of 37.5 hectares, located in the municipality of Andradas, MG (the “Mining Right”), whose authorizations and main characteristics are included herein as Annex I.;

Whereas the Parties shall conduct research in the field of mining law with the aim of assessing the possibility of exploiting rare earths and any associated minerals, such as, among others, niobium and scandium (hereinafter referred to as the “Minerals”), and, if successful, shall arrange for the preparation of (a.) a report, in accordance with the provisions of Article 2 of Decree No. 9,406, dated June 12, 2018 (hereinafter referred to as the “Mining Code”), as well as (b.) an economic utilization plan indicating the possible changes that the mining of these new substances will bring to the original mining plan that resulted in the Mining Concession Ordinance, as provided for in Article 129 of the Annex to Ordinance No. 155, dated May 12, 2016, which approved the consolidation of the rules of the National Department of Mineral Production (the “DNPM” and the “DNPM Normative Code”), which shall be presented, on behalf of the Lessor, to the ANM, for registration of new mineral substances in the original mining concession title;

Considering that, pursuant to Articles 130 et seq. of the Consolidated Rules of the DNPM and other applicable laws and regulations, Mining Rights at the mining concession stage may be wholly or partially leased, regardless of the transfer of ownership of the mining concession to the third party lessee, provided that such agreement is subject to prior approval and registration with the DNPM;

Whereas, subject to the conditions precedent and terms set forth below, the Lessor is interested in leasing the mining concession for the exploitation of Minerals, and the Lessee is interested in leasing the Mining Rights, provided that the Conditions Precedent set forth in item 2.2. below, in particular the amendment to the Ordinance Granting the Mining Right for the inclusion of Minerals;

The Parties hereby agree to enter into this “Total Mining Rights Lease Agreement Subject to Suspensive Condition” (the “Agreement”), which shall be governed by the following terms and conditions.

1.
OBJECT.
1.1
Lease of Mining Rights. By this instrument, the Lessee undertakes and agrees, on the Closing Date and provided that the Conditions Precedent set forth in 2.2 below are fulfilled, to lease from the Lessor, and the Lessor, in turn, obligates and undertakes, on the Closing Date, to lease to the Lessee, upon payment of the Remuneration defined in 3.1. below, the Mining Right, in accordance with the current characteristics described in Annex I, for the exploration of the Minerals (hereinafter, the “Lease”), without transferring ownership of the mining concession.
1.1.1
Absence of encumbrances. The Mining Rights are free and clear of any encumbrances, liens, attachments, seizures, pledges, liens, or restrictions that may, at present or in the future, affect this Lease.
1.1.2
Scope of the Agreement . In addition to the Mining Rights, the Agreement includes all other licenses and authorizations issued by the competent government authorities which, as applicable, shall be transferred to the Lessee after the Closing Date, returning to the Lessor’s ownership, through a regular transfer process, upon termination or non-renewal of this Agreement. The Parties agree that (i.) the Lessee is expressly prohibited from directly or indirectly engaging, in any capacity or under any pretext, in activities in the area of Mining Law that are not directly or indirectly related to the exploitation of the Minerals, in accordance with this Agreement; (ii.) the use of water, the removal of vegetation or the exploitation of water resources, even under the pretext of being linked to Mining Law, may only be carried out with the prior and express consent of the Lessor.

2.
CONDITIONS PRECEDING.
2.1
Exclusivity. The Parties hereby enter into this Agreement in an irrevocable and irreversible manner, on an exclusive basis, subject only to the Conditions Precedent set forth in 2.2. below, it being understood that the Assignor shall not, as of this date and throughout the term of this Agreement, (i.) lease, lend, or allow third parties to exploit or use the Mining Right, under any title; (ii.) grant any option to sell, assign, or transfer, under any title, involving all or part of the Mining Right to third parties; (iii.) in any way dispose of, assign or encumber, or promise to dispose of, assign or encumber the Mining Right, in any capacity, to third parties, in whole or in part; or (iv.) enter into any other commitment or contract that directly or indirectly involves the Mining Rights, or is in any way related to them (the “Exclusivity”), under penalty of incurring a fine immediately set between the Parties at ten (10) times the value of the Fixed Advance Payment of the Remuneration provided for in 3.1.1. below, without prejudice to the obligation to indemnify the Lessee for losses and damages and lost profits. Failure by the Lessor to comply with the deadlines indicated in items 2.2.8. and 2.2.9. below shall be considered a breach of the Exclusivity obligation provided for in this item, subject to the penalties provided herein. The Parties acknowledge that the penalty provided for in this item is not excessive and is reasonable to compensate the Lessee for all costs incurred, as of this date, in conducting research in the area of Mining Law.
2.1.1
Payment. Considering that the commencement of the Lease (and the payment of the Remuneration provided for in 4.) depends on the implementation of the Conditions Precedent described in 2.2. below, the Parties have agreed that the Lessee shall pay the Lessor the fixed, certain and agreed amount of R$50,000.00 (fifty thousand reais) as an advance payment of the future Lease. The Parties hereby agree that this payment was made by the Lessee on June 12, 2023, by bank transfer to the bank account indicated in Annex 2.1.1. The payment provided for in this item is final and will not be refunded in the event of failure to fulfill the Conditions Precedent, as defined below.
2.2
With the above conditions. This Agreement shall be effective on the date of its execution and shall remain in effect until the end of the Lease Term, its effectiveness being subject to the cumulative fulfillment of the following conditions precedent, which must be fulfilled by the Parties (unless waived in writing by the Lessee) (the “Conditions Precedent”):
2.2.1
Research: completion of research in the area of Mining Law and confirmation of the possibility and feasibility of mining the Minerals, understood as minerals classified as “rare earths” and associated minerals such as, among others, niobium and scandium, within its scope; the research shall be paid for by the Lessee, with the Lessor’s support in providing any and all necessary information, as well as in taking all necessary steps and other measures, including the signing of documents or forms, which shall ultimately be reflected in a report to be prepared by a legally qualified professional, in accordance with Article 26 of the Mining Code Regulations;
2.2.2
Communication: communication to ANM, by the Lessor, under terms to be defined by mutual agreement between the Parties, regarding the existence, in the area covered by the Mining Law, of mineral substances (the Minerals) not included in the Mining Concession Ordinance, as provided for in Article 34, IV, of the Mining Code Regulations;
2.2.3
Economic Utilization Plan: preparation by the Parties of an Economic Utilization Plan for the deposit (“PAE”), signed by a legally qualified professional, accompanied by the respective Technical Responsibility Note (“ART”), indicating the changes that the mining of the minerals will entail to the mining plan originally approved and that resulted in the Mining Concession Ordinance; indicating the changes that the mining of the Minerals will entail to the mining plan originally approved and which resulted in the Mining Concession Ordinance;

2.2.4
Addendum to the Mining Concession: submission by the Lessor to the ANM, under terms to be defined by mutual agreement between the Parties, of the documents referred to in 2.2.1. and 2.2.3., in addition to all other documents and information required by applicable laws and regulations to apply for the amendment of the Mining Concession Ordinance, including the possibility of exploring new substances (the Minerals), followed by the approval of such request by the Ministry of Mines and Energy and the registration, in the margin of the transcription of the Mining Right, of the possibility of mining the Minerals, in accordance with the provisions of Article 129 of the DNPM Regulatory Consolidation;
2.2.5
Absence of Material Adverse Effect: absence of materialization, from the date of signing this Agreement until the Closing Date, of any material adverse effect affecting the Parties, understood as any event, circumstance or fact, beyond the control of such Party, such that its consequences cannot be avoided within a reasonable time and which, individually or in conjunction with others of the same nature (i.) adversely and significantly affects the condition (financial or otherwise), properties, assets, liabilities, business, and profitability prospects of such Party and other companies in its business group, considered as a whole; (ii.) significantly impede the ability of such Party to carry out the operations contemplated in this Agreement;
2.2.6
Representations: the representations and warranties of the Parties contained in this Agreement are true and correct in all material respects as of the Closing Date, as if they had been made on the Closing Date;
2.2.7
Prohibitions: no preliminary injunction or related measure or other order, decree or regulation has been issued by ANM or any other government authority, nor has any law been enacted, imposing limitations on the ability of the Parties to consummate the obligations assumed in this Agreement.
2.2.8
Lease Agreement: after fulfilling the conditions precedent set forth in 2.2.1. to 2.2.7. above, or upon written waiver by the Lessee, as the case may be, the Parties shall proceed to sign the Lease Agreement, the draft of which is attached hereto as Annex 2.2.8. (the “Lease Agreement”), within a maximum period of ten (10) days; the Parties declare that (i.) the Lease Agreement provided for in this item is intended solely to meet the conditions imposed by the DNPM Regulatory Consolidation and by the ANM, enabling the registration of the Lease with the regulatory authorities; and (ii.) the obligations and rights that effectively bind the Parties are governed by this Agreement and have not been altered by the Lease Agreement; and
2.2.9
ãoedon Adriendaeen o: presentation, by the Lessor, before the ANM, under the terms to be defined by mutual agreement between the Parties and within a maximum period of ten (10) days after fulfillment of the condition precedent provided for in 2.2.8. above, of the request for consent and registration of the Lease Agreement, in addition to all other documents and information required by applicable laws and regulations, including the Lessee’s statement that it undertakes to execute the PAE provided for in 2.2.3. above, followed by the approval of such request and the registration, in the margin of the transcription of the Mining Right, of the existence of the Lease, as provided for in Articles 132 et seq. and 137 et seq. of the DNPM Regulatory Consolidation, as amended from time to time.

2.3
Cooperation. The Parties undertake, in good faith and in the interest of ensuring the proper and prompt fulfillment of the Conditions Precedent set forth in this Agreement, to provide any and all information related to Mining Law or to themselves, to execute any and all documents and to perform any and all acts that may be necessary for the performance of the research work and preparation of reports provided for in 2.2.1. and 2.2.3., or for the fulfillment of the other Suspensive Conditions, except for the obligations to pay expenses and costs, which shall be the sole responsibility of the Lessee.
2.3.1
Changes in Mining Law. The Lessor hereby undertakes, in the event of any changes to the intrinsic characteristics of Mining Law, at any time and for any reason, including those resulting from enforcement or prosecution measures that may be adopted by any creditors, of any nature or for any reason, to immediately notify the Lessee, in accordance with item 7.9. below, ensuring that the latter has, regardless of any request to that effect, all the information necessary to assess, at any time during the term of this Agreement, the proper fulfillment of the Conditions Precedent.
2.4
Closing. If the Conditions Precedent have been cumulatively implemented, or have been waived in writing by the Lessee, as applicable, the Lessee shall be irrevocably obligated to, within a maximum period of ten (10) days, pay the Advance Installment.

Fixed remuneration as provided for in 3.1.1. below. The date on which the existence of the Lease is recorded in the margin of the Mining Right transcription, in accordance with the provisions of Articles 132 et seq. and 137 et seq. of the DNPM Regulatory Consolidation, as amended from time to time, shall be considered, for the purposes of this Agreement, as the “Closing Date.”

2.5
Authorized Assignees. This Agreement may be assigned by the Lessee, regardless of the Lessor’s consent, until the Closing Date, to any company directly or indirectly controlled by the Lessee, or any company subject to common control, directly or indirectly, in relation to the Lessee, as well as to the partners of any of these or to companies of which the companies or individuals indicated in this item are partners (generically, the “Authorized Assignees”), it being understood that (i.) the Authorized Assignees shall always be from the same business group as the Lessee; and (ii.) any and all provisions of this Agreement shall apply in full to the Authorized Assignees. References in this Agreement to the Lessee shall be construed as references to the Lessee and any Authorized Assignees.
3.
PRICE AND PAYMENT METHOD.
3.1
Remuneration. The Parties agree that, as consideration for the Lease, the Lessee shall pay the Lessor an initial and advance fixed remuneration, in addition to variable monthly installments, calculated as set forth in items 3.1.1. and 3.1.2. below (the “Remuneration”):
3.1.1
Fixed Advance Payment of Remuneration. Within a maximum period of ten (10) days from the Closing Date, the Lessee shall pay to the Lessor, by bank transfer to a bank account held by the Lessor, to be indicated in due course, the amount in Brazilian reais (R$) equivalent to US$1,000,000.00 (one million US dollars), calculated based on the US dollar exchange rate for purchase, as disclosed by the Central Bank of Brazil on the business day immediately prior to the date of the respective payment (the “ Fixed Advance Payment of the Remuneration”). For clarification purposes, the Fixed Advance Payment shall be paid by the Lessee to the Lessor regardless of the commencement of mining of the Minerals and shall be due once only, at the beginning of the term of the Lease.

3.1.2
Variable Monthly Remuneration. The variable monthly remuneration for the Lease shall be payable by the Lessee to the Lessor after the start of mining operations in the Mining Right area (the “Variable Monthly Remuneration”), and shall be calculated using the following formula:

Variable Monthly Remuneration (-)

[Net proceeds from the Exploration of the Mining Right] (x) 5%]

Where:

Net Revenue from the Exploitation of Mining Rights (=) The sum of the monthly net revenue, as defined by the federal tax legislation in force, earned by the Lessee from the sale of products produced, sold, and invoiced by the Lessee and which are directly or indirectly derived from the exploitation of Minerals in the area covered by the Mining Rights. The monthly net revenue estimated in this item shall be calculated on a cash basis and deducted exclusively from the following costs and expenses:

indirectly, from the exploitation of Minerals in the Mining Right area. The monthly net revenue provided for in this item shall be calculated on a cash basis and deducted exclusively from the following costs and expenses:

a.
cancelled sales and returns; and
b.
discounts granted by the Lessee for any reason, including unconditional discounts and commercial discounts of any nature; in the case of sales to parties related to or connected with the Lessee, for any reason whatsoever, only unconditional and conditional discounts provided for in this item shall be deducted if it is proven that such discounts would also be granted in transactions with unrelated or unconnected parties and if the sale price, after discounts, is compatible with the average market price in the region for each of the products produced, sold, or invoiced.
3.1.2.2
Report. For each base month, understood as the period between the first and ninth business day of each calendar month after the start of mining operations in the Mining Right area, the Lessee shall prepare a report containing the following information (the “Report”), which shall be sent to the Lessor, to the email addresses of the Lessor and the Consentors indicated in the preamble hereto, by the 15th day of the following month:
a.
Sales revenue earned in the base month in relation to each of the products produced, sold, and invoiced by the Lessee and that are directly or indirectly derived from the exploitation of Minerals in the Mining Right area, calculated in strict accordance with the definition of Net Revenue from the Exploitation of the Mining Right set forth in item 3.1.2. above;
b.
Quantity of tons (t) of Minerals produced;
c.
Indication of canceled sales and returns, indicating the value of canceled sales and returns due to specific quality problems with the Minerals, if applicable;

d.
Indication of discounts granted by the Lessee, including commercial discounts of any nature, bonuses, rebates, and similar items, indicating the purchasers of the products produced, sold, and invoiced by the Lessee that benefited from such discounts and expressly mentioning whether or not they belong to the same economic group as the Lessee; and
e.
Average sale price, in the base month, of the products produced, sold, and invoiced by the Lessee as a result of the mining of Minerals in the Mining Right area Minerals mined in the Mining Right area, in US dollars (USD), after the deductions provided for in (c.) and (d.).
3.1.2.3
Term. The installments of the Variable Monthly Lease Payment calculated in accordance with this item 3.1.2. and reflected in the Report shall be paid by the Lessee to the Lessor in relation to each base month, by the 20th day of the following month, by bank transfer to the bank account held by the Lessor, to be indicated in writing in due course.

If, after the Report has been sent, there is a disagreement between the Parties regarding the amount of the Variable Monthly Remuneration for a given base month, the Parties hereby agree that the amount reflected in the Report shall be paid within the term and in the manner referred to in this item, and the Parties shall, in good faith, discuss any differences found and also the term and manner of payment of such differences.

3.1.3
Settlement and Default. Proof of bank transfer relating to the Fixed Advance Payment of the Remuneration or to the installments of the Variable Monthly Remuneration, as applicable, to the account indicated in writing by the Lessor, shall grant the Lessee the broadest, most general, and irrevocable discharge in relation to the amount paid. Payment of any installment of the Remuneration after its due date shall constitute the Lessee in default, regardless of any notification, interposition or extrajudicial notice, subjecting it to (i.) a late payment penalty of 10% (ten percent) on the outstanding debt; and (ii.) monetary adjustment by the IPCA from the due date until the date of actual payment of the outstanding balance, without prejudice to the Lessor’s right to take appropriate legal measures.
4.
TERM.
4.1
Term. The term of the Agreement shall commence on this date and end upon termination of the Lease. The term of the Lease shall be ten (10) years, counted from the date of registration of the Lease Agreement in the margin of the transcription of the Mining Right, as provided for in Article 140 of the DNPM Regulatory Consolidation (the “Lease Term”), which may be extended by mutual agreement between the Parties, subject to the limitations provided for in Article 145 of the DNPM Regulatory Consolidation. the limitations provided for in Article 145 of the DNPM Regulatory Consolidation.
5.
OBLIGATIONS OF THE PARTIES.
5.1
Possession. For the purposes of this Agreement, the Lessee shall be Issued in possession of the Mining Right on the Closing Date and may, as of such date, occupy the area of the Mining Right and carry out mining, beneficiation, classification, storage, and other operations inherent to the exploration of the Mineral Resources, including the construction of buildings in appropriate locations, always in accordance with the licenses, permits, and environmental laws in force at the municipal, state, and federal levels. of the Minerals, including the construction of buildings in appropriate locations, always in accordance with the licenses, authorizations, and environmental laws in force at the municipal, state, and federal levels.

5.1.1
Without prejudice to the transfer of possession referred to in 5.1 above, the Parties hereby agree that the advisors hired by the Lessee to conduct research, reports, or any type of assessment may, provided that prior scheduling is made by the Lessor, within a maximum period of five (5) days after such request, have access to the Mining Law areas for on-site inspection, and may also conduct surveys, enter the area with vehicles, equipment or persons, take samples for technical analysis, and conduct all types of research in the area, without exception, in order to conclude, without any doubt, regarding the future mining capacity of the Minerals in the area covered by the Mining Rights.
5.2
Lesse’s Obligations. The Lessee shall have the following obligations, starting from the beginning of the Lease Term, without prejudice to any other obligations specifically provided for in other items of this Agreement:
5.2.1
comply with the rules set forth in Decree-Law No. 227, dated February 28, 1967 (the “Mining Code”), in the Mining Code Regulations and in the DNPM Regulatory Consolidation, as well as the environmental legislation in force, undertaking, in particular, to (i.) mine the Minerals rationally, in order to preserve the best use of the mineral deposits; (ii.) adapting the disposal of tailings; and (iii.) hiring a qualified mining engineer as the technical manager for all activities arising from the Lease, in accordance with Article 47, VI, of the Mining Code;
5.2.2
be responsible, at its own expense, to ANM and DNPM for compliance with all formal requirements arising from the legislation applicable to the species, in particular with regard to the payment of administrative fees, including Financial Compensation for Mineral Exploration (“CFEM”), which are directly related to the exploration of the Minerals;
5.2.3
be responsible, at its own expense, before the competent government authorities (including SEMAD), for compliance with all requirements necessary to maintain the legality of the Lessee’s activity in the area of Mining Law, undertaking to bear the full amount of any administrative penalties that may be imposed as a result of its non-compliance, provided that such requirements have been imposed as a result of the Lessee’s actual actions. such requirements have been caused by the Lessee’s actual actions;
5.2.4
ensure the maintenance and general conservation of the deposits and the Mining Right area throughout the term of the Lease, as well as bear the full cost of repairing any damage caused thereto, compensating the Lessor in the event of any administrative penalties or court judgments that the latter may suffer as a result of non-compliance with provisions relating to Mining Law, caused by intentional or negligent acts or omissions on the part of the Lessee, provided that the procedure set out in item 5.4.1. below is followed;
5.2.5
collect all taxes (municipal, state, and federal) and charges of any nature, at the federal, state, and municipal levels, levied on the activities of mineral exploration carried out, whose triggering events occur from the beginning and during the term of the Lease, as well as being responsible for all commercial obligations arising from its mineral mining activities;
5.2.6
be civilly and criminally liable to the Lessor and any third parties for any unlawful acts committed by it under civil and criminal law, for accidents of any kind and injuries caused to any person within the area covered by Mining Law, and, in particular, for any environmental damage and crimes caused by it; and
5.2.7
make timely payment of the Remuneration provided for in 3.1. above.

5.3
Responsibility. Notwithstanding the joint liability attributed to the Parties in Article 149 of the DNPM Regulatory Consolidation, the Lessee shall be liable to the Lessor for any breach of its obligations under the law and/or this Agreement, as well as for all Losses caused as a result of the activities carried out by the Lessee in the context of the exploitation of the Minerals, as defined in 5.4. below, even if the Lessor is legally considered responsible for such obligations and/or Losses to third parties.
5.4
Compensation for Losses. The Lessee undertakes to compensate the Lessor for any loss or contingency of any nature related to the mining of the Minerals covered by this Lease, including but not limited to environmental, labor, tax, regulatory, or punitive contingencies, among others (hereinafter, the “Losses”), and in all cases, the procedures set forth in this item 5.4 shall be adopted.
5.4.1
Third Party Claims. Upon becoming aware of any claim made by any third party (the “Third Party Claim”), the Lessor shall notify the Lessee (i.) within one-third (1/3) of the deadline for submission of a defense; or (ii.) where there is no deadline for filing a defense, within ten (10) days of receiving written notice of the Third Party Claim. If the Lessor fails to notify the Lessee within the time limits set forth in this item, and provided that such delay or omission prejudices the Lessee, including, without limitation, the lack of opportunity to present a timely defense, the Lessee shall be released from the obligation to indemnify. The notification provided for herein shall describe in detail the Third Party Claim, including an estimate of the respective Loss if the Third Party Claim is successful.
5.4.2
Measures to be taken by the Lessee. Upon receipt of the notification provided for in 5.4.1., the Lessee shall respond in writing: (i.) before two-thirds (2/3) of the deadline for submitting a defense has elapsed; or (ii.) when there is no deadline for submitting a defense, within ten (10) days of receiving the notification. If the Lessee acknowledges its liability to indemnify for any Losses arising from the Third Party Claim, it may settle or conduct the defense of the Third Party Claim, at its own expense and through a lawyer of its choice. In this case, the Lessor may, at its own expense and if it so wishes, participate jointly in the defense of the Third Party Claim. In any case, the Lessor shall provide the Lessee, upon request, with any information and documents it has in relation to the Third Party Claim, in addition to cooperating in a reasonable manner, when requested, to ensure an adequate defense of the Third Party Claim. If the Lessee does not acknowledge its liability for any Losses arising from the Third Party Claim, or does not assume the defense of the Third Party Claim, the Lessor may settle or conduct the defense as it deems appropriate.
5.4.3
Final Decision. At the moment when (a.) a decision is rendered by the competent government authority, without any legal remedies available to reform or annul such decision; (b.) an arbitral award is rendered; (c.) an agreement is entered into by the Parties in writing; or (d.) at the time the Lessee agrees with the content of the Third Party Claim (the “Final Decision”), the amount of the Loss shall be paid by the Lessee within ten (10) days after:
i.
the Final Decision on the Third Party Claim has been rendered or has occurred, in the event that the Ai iendatária has conducted the defense; or
ii.
receipt of notification by the Lessee, whereby the Lessor shall inform the Lessee of the Final Decision on the Third Party Claim, in the event that the Lessor has conducted the defense. In this case, in addition to the amount of the Losses, the Lessee shall reimburse the Lessor for all costs or expenses (proven) involved in conducting the defense, including, but not limited to, attorneys’ fees, hiring of experts, among others.

5.5
Obligation to indemnify the Lessor. The Lessor hereby undertakes to indemnify, protect, safeguard, and hold harmless the Lessee and shall also pay on behalf of the Lessee or reimburse the Lessee, as the case may be, for any and all losses incurred by the Lessee as a result of the following circumstances: (a.) any default or failure by the Lessor to comply with or perform any obligation under this Agreement, and/or (b.) any breach, misrepresentation or inaccuracy in relation to the representations and warranties made by the Lessor in this Agreement; and/or (c.) any loss or contingency, of any nature, related to the Lessor (and which is demanded by third parties from the Lessee) or to the Mining Right, provided that it does not arise from the mining of the Minerals by the Lessee. The procedures provided for in 5.4.1. to 5.4.3. above shall apply mutatis mutandis to this item 5.5.
5.5.1
Compensation. Without prejudice to the provisions of 5.5. above, the Lessee shall be entitled to deduct the amounts due and unpaid by the Lessor in accordance with the provisions of this item 5.5., including fines and interest, provided that they are proven to have been paid by the Lessee, from the amount of the Fixed Advance Payment or the Variable Monthly Remuneration.
5.6
Obligations of the Lessor. Without prejudice to the other obligations specifically provided for in other items of this Agreement, the Lessor undertakes to:
5.6.1
provide the Lessee with any and all information related to Mining Law or to itself, execute any and all documents and perform any and all acts necessary for the performance of the research work and preparation of reports provided for in 2.2.1. and 2.2.3., as well as for compliance with the other Suspensive Conditions or for the regular maintenance of the Lease, in accordance with the legislation in force;
5.6.2
obtain and maintain valid all licenses, authorizations, registrations, and permits necessary or required for the preservation, performance of authorized research, maintenance, or expansion of the Mining Right, as of the date of signing this Agreement;
5.6.3
with regard to environmental and safety issues related to Mining Rights, (i.) comply with all applicable laws and regulations issued by federal, state, and local authorities, (ii.) inform the Lessee of any material adverse events, such as fires, explosions, accidental spills, etc., that affect the Mining Rights; and (iii.) inform the Lessee of any non-compliance with laws or regulations applicable to the Mining Right; and
5.6.4
any and all fines, fees, liabilities or contingencies of any nature directly or indirectly related to the Mining Right and pending payment until the Closing Date shall be the sole responsibility of the Lessor, which undertakes to hold the Lessee harmless in relation to any fees, fines, expenses, liabilities or contingencies related to the Mining Right, provided that they are related to events that occurred prior to this date, as provided for in item 5.5. above.
5.7
Return. In the event of termination of the Lease and return of the Mining Right by the Lessee to the Lessor, regardless of the reason, (i.) the Lessee undertakes to transfer to the Lessor all licenses and authorizations issued by the competent government authorities, as applicable, and shall be liable for all taxes and fees due during the Term of the Lease, as provided in 5.2. and 5.3. above; and (ii.) the Parties shall prepare the corresponding receipt and inspection document to record the conditions of the deposit and the area where the mining right is located. The Parties further agree that, in this case, all improvements and enhancements that may be built by the Lessee in the area of the Mining Right may be removed by it, at its sole discretion and at its sole expense, to the maximum extent possible and within a period not exceeding thirty (30) days from the end of the Lease Term, provided that any improvements and enhancements that cannot be removed shall become part of the property, without any encumbrance to the Lessor and without any right to compensation by the Lessee.
5.8
Declarations by the applicant were the following er For all purposes and effects of this Contract, the Lessor makes the following representations and warranties to the Lessee regarding the Mining Right, which are valid, true, and accurate as of this date and shall remain valid, true, and accurate during the term of the Contract and the Lease Term:
i.
Ownership. The Lessor is the legitimate holder of the Mining Right, the details and individual description of which are incorporated herein as Annex 1.
ii.
Records. The Lessor declares that the Mining Right is duly registered with the ANM and complies with all rules and regulations set forth in the relevant legislation;
iii.
Licenses and authorizations. The Lessor has always acted in accordance with the legislation applicable to Mining Law and, except for the Simplified Environmental License (LAS/RAS), has the authorizations, permits, registrations, accreditations, permissions, and protocols provided for in federal, state, and municipal legislation or required by public authorities and government agencies in the respective jurisdictions to conduct research and maintain compliance with Mining Law. There are no legal, administrative, contractual, or judicial restrictions on the ownership of the Mining Right, nor are there any judicial or administrative proceedings in which the Lessor is the defendant, plaintiff, or assistant, the merits of which are related to the ownership of the Mining Right.
iv.
Litigation. (i.) There are no complaints, claims or demands of any nature before any public authority or involving any third party, nor are there any arbitration proceedings or other alternative means of dispute resolution related to Mining Law; (ii.) there are no complaints, arbitration proceedings or other alternative means of dispute resolution related to Mining Law.

dispute resolution, of any nature, which, although not involving Mining Law, may in any way affect it and/or prevent and/or impair the implementation of this Agreement; (iii.) the Lessor is not aware of, has not committed or failed to commit any acts whose practice or omission may prevent or impair the implementation of this Agreement; (iv.) Mining Law is not involved in any pending claims of any nature, as well as arbitration proceedings or other alternative means of dispute resolution; and (v.) the Lessor has not failed to comply with any judgment, order, writ, preliminary injunction, or ruling of any public authority related to Mining Law;

v.
Environmental. The Contractor complies with all environmental laws and regulations and further declares that no activity has been conducted in the area of Mining Law that has resulted or would be reasonably likely to result in a violation of applicable environmental laws, so that there are no pending claims before any authority, at any level, nor any citations, subpoenas, directives, orders, and/or notifications of violation of any legal requirement relating to Mining Law or against the Lessor in relation to environmental matters or licenses. The Lessor further declares that it has not entered into or assumed any agreement, nor has any obligation been imposed on it to make any payment, compensation or indemnity to, or as a result of obtaining any license necessary for the development of the Mining Right. Furthermore, the Lessor declares that it has not signed or negotiated any Conduct Adjustment Agreement with the Public Prosecutor’s Office, even if fully complied with, declaring that there are no facts or circumstances that would result in a violation of this nature of the applicable legal environmental requirements or claims or demands in this regard;
vi.
Si a ão do i eiro. The Lessor declares that there are no encumbrances on the Mining Right, nor any transfer commitments, which is entirely free and clear of any and all real or personal encumbrances, judicial or extrajudicial, legal or conventional mortgages, easements, jurisdiction or pensions, attachments, seizures, litigation, real or personal reipersecutory actions, environmental contingencies, debt and/or liability of any nature, as well as being entirely free of taxes, charges, expenses and debts of any nature, the Lessor further declaring that there are no fines and/or requirements from the competent authorities pending payment or satisfaction, and that the applicable federal, state and municipal regulations and standards have been complied with to date; and Vii. Di 1 a ão Co leta. The information, statements, and/or guarantees provided by the Lessor in relation to the Mining Right, made available by any means, do not contain any falsehood or inaccuracy regarding any relevant act or fact, nor do they omit the existence of any relevant act or fact whose knowledge is necessary to ensure that the statements and obligations assumed in this Agreement are not misleading or subject to misinterpretation. There is no act, fact or situation that affects the transaction covered by this Agreement and that has not been expressly disclosed by the Lessor.
5.9
Cooperation. The Parties undertake to cooperate with each other and provide such assistance as may reasonably be required for the proper performance and fulfillment of the obligations set forth in this Agreement, it being understood that this Agreement has been entered into in the best interests of both Parties, in accordance with the terms and conditions prevailing in the market on the date of its execution.

considering the risks inherent therein. The Parties nevertheless agree and consent that they are independent contractors and that under no circumstances or in any situation shall the existence of a partnership, consortium, joint venture, partnership, or association of any kind or nature between the Lessor and the Lessee be presumed. No provision in this Agreement assigns or will assign to the Lessor the status of partner, distributor, and/or commercial representative of the Lessee, including for the purposes of environmental, civil, tax, or labor law. The Parties further acknowledge that each of them and their partners, collaborators, employees, or contractors are not agents or attorneys-in-fact of the other Party and, consequently, shall not assume any obligations on its behalf, except as provided in this Agreement.

5.10
Absence of employment relationship. As a result of this Agreement, under no circumstances or in any situation shall the existence of any employment relationship or labor and social security obligations between the Lessor and the employees and service providers of the Lessee, or between the Lessee and the employees and service providers of the Lessor, be presumed or established. nor shall either Party be liable for the labor and social security obligations and charges of the other. Each Party hereby assumes full responsibility for such obligations, including those of a civil, criminal, tax, and social security nature.

5.11
General statements by the Parties. The Parties hereby declare to each other that:
a.
they are companies duly organized, incorporated, and existing as limited liability companies under applicable law;
b.
they are duly represented in this Agreement, in accordance with their articles of incorporation, and their legal representatives signing this Agreement are duly authorized to assume and comply with all obligations herein;
c.
are duly authorized and have obtained all corporate or regulatory licenses and authorizations necessary for the execution of this Agreement and the fulfillment of their obligations, having satisfied all legal, statutory, or regulatory requirements necessary for that purpose;
d.
the execution of this Agreement by the Parties, as well as the assumption and performance of the obligations hereunder, as applicable, shall not imply (d.1.) any conflict or violation of any provision of the Parties’ agreements and/or bylaws; (d.2.) conflict, violation, default, early maturity or termination of any contract or agreement to which the Parties, as applicable, are a party; (d.3.) violation of any applicable law or regulation, or of any decisions or resolutions issued by their deliberative or administrative bodies, which may prevent, delay or impair the performance of the obligations assumed in this Agreement; or (d.4.) any determinations, decisions or orders of any governmental authority, including judicial authorities, to which the Parties, as applicable, are subject; and
e.
have reviewed this Agreement in its entirety, with the assistance of their attorneys.
6.
CONFIDENTIALITY AND SECRECY.
6.1
Confidentiality. The terms and conditions of this Agreement are strictly confidential and may not be disclosed or disclosed in whole or in part by the Parties to any other person or company without the prior written consent of the other Party, except (i.) when the information is in the public domain; (ii.) for the purpose of disclosing such information to directors, employees, consultants, attorneys, or auditors who are directly involved in the performance of the Agreement, who shall assume the confidentiality obligation set forth herein; each Party shall be responsible for compliance with such obligation in relation to the persons indicated herein; and (iii.) when its disclosure is ordered by any judicial or administrative authority or any other provisions of law, in which case the party disclosing the information shall notify the other party of such order.
6.1.1
Term. The confidentiality obligations set forth in this clause shall remain in effect for a period of one (1) year from the termination of the Agreement.
7.
FINAL PROVISIONS.
7.1
Intervention. The Consent Intervening Parties sign this Agreement, in their capacity as partners of the Lessee, expressly authorizing the legal transaction embodied herein.
7.2
Irrevocability. This Agreement is entered into on an irrevocable and irrevocable basis, binding the Parties and their successors in any capacity.

7.3
Entire agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters set forth herein and supersedes any prior documents and understandings between the Parties, in particular the Memorandum of Understanding signed on June 12, 2023.
7.4
Amendments. Amendments to this Agreement shall only be valid when made in writing and signed by the legal representatives of all Parties.
7.5
Assignment. The rights and obligations arising from this Agreement may not be assigned or transferred, in whole or in part, by either Party to any third party, except as provided in item 2.5 above.
7.6
Waiver, Novation, and Others. The Parties acknowledge that (i.) failure to exercise, the granting of a grace period, tolerance, or delay in exercising any right guaranteed to them by this Agreement or by law shall not constitute a waiver or novation of such rights, nor shall it prejudice their eventual exercise at any time; (ii.) the single or partial exercise of such rights shall not prevent the subsequent exercise of the remainder of such rights or the exercise of any other right; (iii.) the waiver by either Party of any of these rights shall only be valid if formalized in writing; (iv.) the waiver of a right shall be interpreted restrictively and shall not be considered a waiver of any other right conferred by this Agreement; and (v.) the nullity or invalidity of any of the clauses of this Agreement shall not affect the validity and effectiveness of the other clauses and of the instrument itself, in which case the Parties shall and/or the Judge shall promote, within the limits established by law, the replacement of the invalid clause with another that allows the Parties to achieve the practical result initially intended.
7.7
Costs. The Parties agree that all costs and expenses incurred in hiring agents, attorneys, auditors, advisors, intermediaries, or consultants for the performance of the operations covered by this Agreement shall be borne exclusively by the respective contracting party.
7.8
Notifications. All notifications related to this Agreement shall be made in writing, by registered or certified mail, facsimile, or email, with proof of receipt, or by a notary public or through legal channels, to the address indicated in the preamble of this Agreement or any other address that may be duly indicated in writing.
7.9
Taxes. “All taxes and contributions levied on any acts, facts, and/or situations provided for in this Agreement, including those that are subject to withholding by the paying source, shall be borne by the respective taxpayer and/or tax responsible party, as applicable, in accordance with the laws in force in Brazil.
7.10
Personal Data Protection. The Parties, in mutual agreement, submit to compliance with the duties and obligations relating to personal data protection and undertake to treat the Personal Data collected under this Agreement, if any, in accordance with applicable law, including, but not limited to, Law No. 12,965, dated April 23, 2014, Decree No. 8,771, dated May 11, 2016 (Marco Civil da Internet), and the provisions of this Agreement. 12,865, dated April 23, 2014, Decree No. 8,771, dated May 11, 2016 (Brazilian Civil Rights Framework for the Internet), Law No. 13,709, dated August 14, 2018 (“LGPD”), as applicable. The Parties shall also ensure that their agents, partners, administrators, and employees comply with the provisions of the legal instruments referred to above relating to data protection, under the terms provided for in the LGPD.
7.10.1
Each Party shall be individually responsible for complying with its obligations under the LGPD and any regulations subsequently issued by the competent regulatory authority. The Parties shall be liable to the competent authorities for their own acts and omissions that give rise to non-compliance with the applicable legislation and rules.

7.11
Anti-corruption clause. Compliance. For the performance of this Agreement, neither party shall offer, give, or promise to give to anyone, or accept or promise to accept from anyone, either on its own behalf or through another person, any payment, donation, compensation, financial or non-financial advantage or benefit of any kind that constitutes an illegal or corrupt practice under the laws of any country, directly or indirectly related to the subject matter of this Agreement, or even in any other way not related to this Agreement, and shall also ensure that its agents and employees act in the same manner.
7.12
Specific Performance. All commitments and obligations hereby assumed by the parties are subject to specific performance, pursuant to Articles 497 and 815 et seq. of the Code of Civil Procedure, with this Agreement serving as an extrajudicial enforcement instrument, pursuant to Article 784, III, also of the Code of Civil Procedure.
7.13
Jurisdiction. The jurisdiction of the 4th District Court of the State of São Paulo is hereby elected, to the exclusion of any other, however special, to resolve any disputes related to this Agreement.

And, having thus agreed, the Parties hereby execute this Agreement in two (2) copies, in the presence of the witnesses identified below.

Sao Paulo, August 17, 2023.

A Lessor:
/s/ Jose Maurcio Fonseca Franco /s/ Nilse Aparecida Franco Armani MINERACAO ALTO DA SERRA D# ANDRADAS LTDA. p. Jose Maurcio Fonseca Franco and Nilse Aparecida Franco Armani
Lessee:
/s/ Joao Paulo Agapito da Veiga ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA
Joao Paulo Agapito da Veiga
Consenting parties:
/s/ Jose Mauricio Fonseca Franco JOSE MAURICIO FONSECA FRANCO
/s/ NILSE APA RECIDA FRANCO ARMANI NILSE APA RECIDA FRANCO ARMANI

Witnesses:

1.	/s/ Luis Henrique G. de Campaso	2.	/s/ Karina de Oliveira Lima
Name: Luis Henrique G. de Campaso CPF:		Name: Karina de Oliveira Lima CPF:

Reedao	Attachments:

Annex 1:	Authorizations and Main Characteristics of Mining Rights.

Annex 2.1.1:	Bank Account

Annex 2.2.8.:	Lease agreement.

Annex I.

to the Lease Agreement for Total Mining Rights under Suspensive Condition, dated August 17, 2023.

Authorizations and Characteristics of Mining Rights

Dados basicos do processo

Case number:	059
NU1:
SEI access:	27203.804059/1971-62
Area	Click here to access SL. 37.5
(read):	Application for Research Authorization Mining
Type of request:	Concession
Current phase:	Yes
Active:	Regional Management / MG
Superintendence: UI:	MG
Unidade protocolar:	Filing Unit 3
Protocol date:	03/21/197t 00:00:00
Priority date:	03/24/1971

Related persons: Registration number of the case already files: Tihoos: Land ownership status:	Type of Relationship	CPF/CNPJ	Name	Responsibility/ Representation	Term Lease	Date Start	End
Holder/ Applicant	07.346.404/0001-80	Alto da Serra de Andradas Mining Ltda	09/07/201i
Technical Manager Descriptive Report	***.016.608-**	Nicol u Ladislail Ervin Haralyi	03/24/197t
Holder\ keijuerente	16.730.095/0001-	Andradense Liniita Mining Company	03/24/1971	07/08/2015
933.036/2008
Number	Description	Type of Title	Title Status	Publication	Expiration Date
82928	CI..AV GRANT OF I-AVRA	I..avra Ordinance	Granted (prior to loading)	12/22
1408	ALVR RESEARCH PERMIT	Research Permit	Granted (prior to loading)	12/13/1971
Substances
Name	Type of use	Start date	End date	Reason for discontinuation
Bz\lJXlTA	Not specified	03/24
AkGIÇA	Not	03/24
LEUCITA	Not reported	March 24, 1971
Municipalities
Name
ANDITADAS fvtG

There is no information about soil fertility.

Associated processes:
No associated process.

Documents comprising the process:
No information on documents submitted for this process.

Events:
Description	)Date
473 - CONC LAV/CUNIPRIMENTO REQUIREMENT PROVOKED	t |08/08/2018
4.70 - CONC LAV/REQUIREMENT Ptfl3LlCAJA	l I 06/01/2018
1738 - CONC LAV/ítAL RETI.F1CADOR REQUIREMENT FOR PRESENTATION	) 06/11/2018
1399 - CONC LAV/LICl/NÇA @MBIE. i’IAL PRO’I”OCOLIZADA	)05/ /2016
45?- - CONC I AV/TRANSF DIR.EITOS -CWSSÃO TOTAL EFFTIVADA	09
451 - CONC LAV/TRANSF DIREITOS -CESSÃO TOTAL APROVADA	07/02
436 - CtãNC LAV/Dt3GUJ\4ENTO MISCELLANEOUS PROTOCOLED	05/20/2015
470 - CONC LAV/EXIGÊNCIA I*UBLlCADA	05/20
473 - CONC LAV/CUMPK1MEN’1”t9 REQUIREMENT PROTOCOLED	08
436 CONC LAV/DOCUMF.NTO MISCELLANEOUS PROTOCOL	03/17
436 - CONC LAV/DOCUMENfO DIVERSO PROTOCOLIZADO	10/Q3/2015
436 - CONC LAV/DOCUMENT.à MISCELLANEOUS PROTOCOLIZED	03
436 - CONC LAV/DOCUMENT DI\*ERSt9 REGISTERED	03

465 - CoNc LAVn’RANSr DI	11/02/2015
662 - NOTIFICATION OF DEBT PAYMENT MUI..TA	17/06
25 - PAYMENT OF NIULTA MADE-RAL	16106I2Q 14
1713 - CONC LAV/RAL MULTAAPLtCADA	IO/04/20J4
1693 - CONC LAV/RALAUTO FOR NON-DELIVERY OF PUBLIC INFRACTION	3 t/t0/2013
418 - CONC LAV/RAL YEAR OF APIÜSEK1”ADO	26/03/2007
41 - CONC LAV/SUSPENSÃO TÕARAI..HOS LAVRA PROTOCOLIZADO	22
418 - CONC LAV/RALANO l3ASÉ ÃPR SLN”IADO	13
418 - CONC LAV/RAT BASE YEAR PRESENTED	0
418 - CONC LAV/RAL BASE YEAR PRESENTED	12/03/1998
418 - CONC LAV/KALANO EASE PRESENTED	13
418 - CONC LAV/RAI.. BASE YEAR PRESENTED	14
418 - CONC LAV/II BASE YEAR PRESENTED	14
418 - Cf.INC LAV/RAL BASE YEAR PRESENTED	15
418 - CONC LAV/RAL BASE YEAR PRESENTED	12
418 - CELIC LAV/RALAN€3 BASE PRESENTED	14
418 - CONC I AV/RAI.. BASE YEAR SUBMITTED	29
517 - CONC LAV/IÜLN”ORIO AKI’ 43 COÚS’i”I”I’Ul PkO’l”	05
418 - CtãNC LAV/RAL BASE YEAR PRESENTED	1
418 - CONC LAV/RAL BASE YEAR PRESENTED	12/03/1987
415 - C€JNC LAV/RAL BASE YEAR PRESENTED	14
418 - CONC LAV/RAL BASE YEAR PRESENTED	13
415 - CONC LAV/ILALANO J3ASE APPROVED	15
418 - CONC I..AV/RAL YEAR PRESENTED	1
418 - CONC LAV/RALANO BASE PRESENTED	15
418 - CONC LAV/RALANO BASE PRESENTED	13
4 f8 - CONC I.AV/RAL YEAR CASE SUBMITTED	I 4/03/1980
403 - CONC LAV/ISSUE OF POSSESSION REQUESTED	20
418 - CONC LAV/RA.L BASE YEAR PRESENTED	14
403 - CONC LAV/IMISSÀO DE POSSE REQUERIDA	03/14/1979
400 - CCJNC LAV/ORDINANCE MINING CONCESSION PUBLISHED - MME	12/22
350 - REQ LAV/REQFJERIMEN”£O LAVRA I°ROTOCOLIZADO	06/03
299 - AU’I” PLSQ/REL PESQ APPROVED 30A CM PUDL	06/01/1976
283 - OUT PESQ/GUIDE FOR USE REQUEST PROTOCOL	07/26/1974
290 - AUT PESQ/FINAL PESQ REPORT SUBMITTED	10/17/1973
209 - AUT RESEARCH/START OF RESEARCH NOTIFICATION	05/25
201 - AUT PESQ/ALVAE RESEARCH REPORT PUBLISHED	12/13
100 - KEQ RESEARCH/I QUER1MEN”I’O RESEARCH PROTOCOLED	03/24

Poligonal
Processo	804.059/1971
Representacao grafica:

Poligonais:	Area(lia):	37	DATUM:	SIRGAS2000
Cota minima(m):	0	Cota maxima (m):	0
Latitude of mooring point:	-21°57'45"43G	Longitude of mooring point:	-46°35'25"412
Descricao do ponto de amarracao:	PA-116-PPC-BUEIRO DO CORK LAGL ON THE ANDRADAS/POCOS DE CALDAS	Length of azimuth vector (ni)	288.00
Angle Jo xector rte mooring:	39°39'5P“450	Direction of vector amarracao:	NW
Vertices:	Lat	Longitude
-21°57'38"228	-46°35'31"820
-21°57'38"228	-46°35'57"959
-2l°57'21"972	-46°35'57"959
-2l°57'21"973	-46°35'31"820
-21°57'38"228	-46°35'31"
ID:

Annex 2.2.1.

to the Total Mining Lease Agreement under Suspensive Condition,
August 17, 2023.

Bank account details

Attachment 2.2.8.

to the Total Mining Rights Lease Agreement under Suspensive Condition, dated August 17, 2923.

Lease Agreement.

TOTAL LEASE AGREEMENT FOR MINING RIGHTS

LESSOR: MINERAÇÃO ALTO DA SERRA DE ANDRADAS LTDA., a business corporation limited liability company headquartered in the municipality of Andradas, Minas Gerais, at Fazenda Lagoinha, s/n, Bairro CampesEinhq, CEP 37795-000, registered with the CNPJ under no. 07.346.404/0001-80, email: , herein represented by its Articles of Incorporation, by its Administrators, Mr. José Maurício Fonseca Franco, Brazilian, married, businessman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , and Ms. Nilse Aparecida Franco Armani, Brazilian, married, businesswoman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , hereinafter referred to as “Alto da Serra” or “Lessor”;

LESSEE: ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA., a business corporation limited liability company headquartered in the State Capital of São Paulo, at Rua Professor José Leite e Oiticica, n.° 530, Vila Gertrudes, CEP 04705-080, registered with the CNPJ under n° 43.093.229/0001-20, email: , herein represented in accordance with its Articles of Association, by its Administrator, Mr. João Paulo Agapito da Veiga, Brazilian, single, businessman, holder of Identity Card No. , issued by DETRAN-RJ, registered with the CPF under No. resident and domiciled in , with business address in the Capital of the State of São Paulo, at Rua Professor José Leite e Oiticica, no. 530, Vila Gertrudes, CEP 04705-080, hereinafter referred to as “Alpha” or “Lessee”, interchangeably;

AGREEING PARTIES: JOSÉ MAURÍCIO FONSECA FRANCO, as above, email: ; and NILSE APARECIDA FRANCO ARMANI, as above, email: ;

By this private instrument and in the best legal form, the Lessor and the Lessee, above identified, hereby enter into this Total Mining Rights Lease Agreement (the “Agreement”), based on Articles 130 et seq. of the Annex to Ordinance No. 155, dated May 12, 2016, which approved the consolidation of the rules of the National Department of Mineral Production (the “DNPM”), and other applicable laws and regulations, which shall be governed by the terms and conditions specified below:

7.14. Subject matter. The total lease of the mining rights covered by Administrative Proceeding No. 804.059/1971, registered with the ANM, with Mining Concession Order No. 82928, published in the Federal Official Gazette on December 22, 1978, in an area of 37.5 hectares, located in the municipality of Andradas, MG (the “Mining Right”), for the exploration of rare earths and any associated minerals such as, among others, niobium and scandium (the “Lease”). The Parties declare that this Agreement does not have as its object the outsourcing of mining operations, in whole or in part.

7.15. Reuner %. In consideration for the Lease provided for in 1., the Lessee shall pay to the Lessor, after the start of mining, remuneration corresponding to 5% (five percent) of the net monthly revenue earned by the Lessee from the sale of products produced, sold, and invoiced that are directly or indirectly derived from the exploitation of minerals in the area covered by the Mining Right.

7.ld. PAE. The Lessee undertakes to implement the Economic Utilization Plan (“PAE”) previously approved by the DNPM.

7.17. Term. The term of the Lease shall be ten (10) years, counted from the date of registration of this Agreement in the margin of the transcription of the Mining Right, as provided for in Article 140 of the DNPM Regulatory Consolidation.

7.18. Res o b d des. From the date of registration of this Agreement with the DNPM, the Parties shall be jointly and severally liable for all obligations arising from the mining concession in relation to the leased area, for the term of the Agreement.

7.19. Reiso. The Lessor undertakes to file this Agreement with the DNPM for prior consent and approval, as well as to take all necessary measures for the implementation of the registration referred to in this item, in order to enable the Lease.

7.20. Intervention. The Intervening Parties sign this Agreement, in their capacity as partners of the Lessor, expressly authorizing the legal transaction embodied herein.

This Agreement does not alter, replace, or cancel any other understandings or provisions of other documents entered into between the Parties.

This Agreement shall be interpreted and governed by the laws of the Federative Republic of Brazil in force. All disputes, controversies, and/or issues arising from or related to this Agreement shall be definitively resolved in the courts of the State of São Paulo, as mutually agreed by the Parties.

The Parties and Consentants hereby execute this Assignment Agreement in two (2) copies, in the presence of the two witnesses below.

São Paulo, [...].

Assignor:

MINERAÇÃO ALTO DA SERRA DE ANDRADAS LTDA. Mr. José Maurício Fonseca Franco and Nilse Aparecida Franco Armani
Assignee:

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA. p. João Paulo Agapito da Veiga
Consenting Intervening Parties:

JOSÉ MAURICIO FONSECA FRANCO
N ILSE APARECIDA FRANCO ARMANI

Witnesses:
1.	2.
Name CPF	Name: CPF: